Exhibit 99.1
QUESTCOR REPORTS STRONG FIRST QUARTER 2008 RESULTS
- Achieves Net Sales of $19.1 Million -
- Income Before Taxes Improves $14.8 Million Over Prior Year Period -
- EPS of $0.02; $0.09 Prior to Deemed Dividend on Repurchased Series A Preferred –
- Questcor Repurchases $16 Million of Preferred and Common Stock in the Quarter –
- Revised Distribution Agreement to Generate Favorable Impact on Operating Results -
- Conference Call Today at 11:00 AM ET -
Union City, CA – April 30, 2008 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported financial results for the first quarter ended March 31, 2008 which were sharply improved from year ago levels. Net sales for the period were $19.1 million, as compared to $3.7 million for the same period last year. Income before income taxes for the quarter was $11.0 million, as compared to a loss of $3.8 million for the same period last year. Net income for the quarter was $6.5 million, versus a net loss of $3.8 million for the first quarter of 2007. Fully diluted earnings per share for the quarter were $0.02; excluding the impact of a deemed dividend, fully diluted earnings per share for the quarter were $0.09. During the quarter, the Company completed the repurchase of all remaining shares of its Series A Preferred Stock for $10.3 million. As a result, the Company recorded a one-time, after-tax deemed dividend of $5.2 million.
Acthar net sales were $18.9 million of the $19.1 million in total net sales; net sales of Doral, Questcor’s sleep medication, were $0.2 million.
“During the first quarter, we made solid progress towards achieving our 2008 goals,” said Don Bailey, President and CEO. “We are successfully executing our Acthar-centric business strategy as we solidify our base business while pursuing several Acthar sales growth initiatives. First quarter sales of Acthar were in line with our expectations and we remain on track to achieve or exceed the financial performance guidance for 2008 that we provided on March 3, 2008. We believe that the average, seasonally-adjusted, end user demand continues to be in the 425 to 475 vials per month range. Furthermore, yesterday we announced that our agreement with our U.S. Acthar distributor has been revised. This revision will enhance our ability to achieve our profitability goals and improve our ability to fund important research and development projects.

The focus of these research and development projects is to advance scientific and medical knowledge regarding the treatment of neurological disorders such as infantile spasms (IS) and to prepare our resubmission of the Acthar Supplemental New Drug Application (sNDA) filing for IS to the FDA. In addition, we are continuing to use our free cash flow to increase shareholder value as demonstrated by our February repurchase of all of our remaining preferred stock as well as our March repurchase of 1.5 million shares of our common stock under Questcor’s share repurchase plan,” said Mr. Bailey.
“Because of our improved financial position, Questcor can continue its investment in serving our patients and the medical community,” said Steve Cartt, Questcor’s Executive Vice President, Corporate Development. “Our reimbursement support program continues to have a very high rate of success in gaining insurance coverage for Acthar patients. In addition, through our sponsorship of the patient assistance programs operated by the National Organization for Rare Disorders, we have provided free medication to uninsured and underinsured patients approaching $10 million in commercial value since the August 2007 strategy change. We are also now able to support a number of initiatives in the child neurology community, including sponsoring the creation of a new Expert Working Group that will bring together leading experts to focus on optimizing diagnosis, treatment and care of patients diagnosed with IS. In addition, we are identifying and assessing diseases and disorders where Acthar is not currently used but where there is both a high unmet medical need and medical data or reports indicating that Acthar could be effective as a treatment. We look forward to updating our investors on the progress of these initiatives in the coming year,” added Mr. Cartt.
Medicaid Rebates and Government Chargebacks
A portion of Acthar’s estimated end user unit demand is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and reduce gross sales in the determination of Questcor’s net sales. The rebate requests for a quarter are generally received and paid in the subsequent quarter. Acthar gross sales in the first quarter of 2008 were reduced by 29% to account for the estimated Medicaid rebates and government chargebacks associated with first quarter 2008 shipments. First quarter gross sales were reduced by an additional 2.7% to account for the payment of a greater amount of Medicaid rebates during the 2008 first quarter than estimated during the fourth quarter of 2007 for shipments in the fourth quarter of 2007.
Net Income and NOL Carryforwards
For the first quarter of 2008, net income applicable to common shareholders totaled $1.3 million, or $0.02 per diluted common share, as compared to a net loss applicable to common shareholders of $3.8 million or $0.05 per diluted common share for the same period last year. Net income excluding the impact of the after-tax deemed dividend of $5.2 million was $6.5 million, or $0.09 per diluted common share.
Non-cash, FAS 123R stock-based compensation expenses totaled $1.9 million for the first quarter of 2008. Of this amount, $1.2 million was related to the Employee Stock Purchase Plan (ESPP). In February 2008, our board of directors approved a reduction in the offering period of the ESPP from twelve months to three months and eliminated the ability of plan participants to increase their contribution levels during an offering period. These changes will be effective during the next offering period that begins on September 1, 2008.
For financial reporting purposes, income tax expense for the first quarter was $4.5 million, recorded at the maximum federal and state tax rate of approximately 41 percent. Approximately $2.6 million of the $4.5 million is a non-cash expense, as the Company will use a portion of its net operating loss carryforwards and tax credits to reduce its tax liability.
Cash, Accounts Receivable and Share Data
As previously announced, Questcor repurchased all of the outstanding Series A preferred shares on February 19, 2008 for $10.3 million. In addition, in early March the Company’s board of directors approved a program to repurchase up to 7 million shares of its common stock. As of April 29, 2008, the Company had repurchased 1,527,700 common shares at an average price per share of $4.06, for a total of $6.2 million. As of March 31, 2008, Questcor had 74.1 million fully diluted common shares.
As of March 31, 2008, Questcor’s cash, cash equivalents and short-term investments totaled approximately $32 million and its accounts receivable balance totaled approximately $18 million. Questcor’s recently revised agreement with its U.S. Acthar distributor provides for faster payment terms, which it estimates will result in a decrease in accounts receivable and a corresponding increase in cash of approximately $10 million. This $10 million adjustment should occur in June or July.
Acthar Shipment Levels and End User Demand
As discussed in detail in a press release on March 3, 2008, Acthar sales follow a distinct historical pattern of significant month-to month variability and seasonality in Acthar end user demand in the treatment of IS. The Company used the same historical data from the monthly study disclosed last quarter, provided by Wolters-Kluwer, a leading provider of prescription data for the pharmaceutical industry, to determine the level of historic quarterly seasonality in end user demand for Acthar in IS. The results of this study indicate that end user demand in the first quarter has historically averaged about 15% below the annual average, that the third quarter is about 12% above the annual average, and the other two quarters are slightly above the annual average. As there is significant variability in individual quarters, these averages do not represent predictions of future quarterly results.
Questcor shipped 1,260 vials of Acthar to its specialty distributor during the first quarter of 2008. The Company estimates that seasonally-adjusted Acthar end user demand since the implementation of the new Acthar strategy through April 2008 has continued to average between 425 and 475 vials per month, or between 1,275 and 1,425 vials per quarter.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S. for the treatment of multiple sclerosis exacerbations and numerous other conditions. No drug is approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
A recent company-sponsored survey of child neurologists indicated that Acthar is prescribed to treat about 40% of the IS cases in the United States. Based on that survey, the Company believes that FDA approval for Acthar in the treatment of IS could result in an increase in the number of IS patients treated with Acthar.
Questcor is currently pursuing formal agency approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other ACTH formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. The Company is on schedule to resubmit its Acthar sNDA filing for IS to the FDA by the end of 2008. Based on communications with the FDA, the Company’s efforts are focused on two major projects involving the gathering of efficacy data from prior, randomized control trials and the extraction of existing safety data.
Development efforts on QSC-001, Questcor’s proprietary, orally-dissolving tablet (ODT) formulation of hydrocodone and acetaminophen (APAP) for the treatment of pain, progressed well in the first quarter as Questcor began planning for pivotal trials. In addition, Questcor recently completed market research involving over 100 high-volume prescribers of hydrocodone/APAP and other opioid-based pain products. Physicians participating in the study had a positive reaction to QSC-001. On average, physicians interviewed indicated that they might substitute up to 27% of their current hydrocodone/APAP prescriptions with QSC-001. Because nearly 120 million prescriptions for hydrocodone/APAP products are written annually in the U.S., QSC-001 could have significant revenue potential.
2008 Outlook
For the year ending December 31, 2008, the Company is providing an update to its prior financial performance guidance to reflect the slight increase in net sales due to the recently revised distribution contract, a slight decrease in share count due its recent repurchases of common stock, no change to its guidance on projected expenses, and a $10 million increase to cash generated from operations due to the distributor contract revision:
-	If Acthar demand remains in the range experienced since the implementation of the new Acthar strategy, then annual gross sales before reduction for Medicaid rebates and government chargebacks would be approximately $117 million to $130 million;

-	Acthar gross sales resulting from Questcor’s reported shipments will be reduced by approximately 30% related to Medicaid rebates and government chargebacks in the determination of net sales. If Acthar demand remains in the range experienced since the implementation of the new Acthar strategy, this would result in annual net sales of approximately $82 million to $91 million;

-	Gross margins of approximately 90%;

-	Selling, general and administrative expense (excluding non-cash FAS 123R stock-based compensation expense) of approximately $15 million to $17 million. Questcor anticipates the addition of selective key new hires and investment in customer service and marketing initiatives;

-	Research and development expenses (excluding non-cash FAS 123R stock-based compensation expense) of approximately $10 million to $14 million resulting from Questcor’s efforts related to its Acthar submission to the FDA for the treatment of IS and the continued efforts related to the development of QSC-001. The higher end of the range would occur if Questcor were to successfully advance QSC-001 to trials;

-	Non-cash FAS 123R stock-based compensation expense of approximately $4.5 million resulting from stock option grants, restricted stock grants, and Questcor’s employee stock purchase plan;

-	For financial reporting purposes, income tax expense will be recorded at the maximum federal and state tax rate of approximately 41 percent, though actual tax payments are expected to be paid at a rate of approximately 18 percent because of the utilization of the Company’s NOLs;

-	Diluted weighted average shares of 72 million to 75 million. These amounts do not include the impact of additional potential repurchases of common stock under the Questcor stock repurchase plan;

-	If Acthar demand remains in the annualized range experienced since the implementation of the new Acthar strategy, cash generated from operations of approximately $50 million to $60 million.
Growth Initiatives
The Company’s most important growth initiative is the planned 2008 resubmission to the FDA of the sNDA in support of a new indication for IS. Should the FDA grant approval for this indication, Questcor could then begin actively promoting the use of Acthar in this indication, something the Company is presently prohibited from doing. Questcor believes that such promotion has the potential to increase usage of Acthar in IS beyond current levels. The Company is also currently working on a number of initiatives aimed at developing future growth opportunities for Acthar in therapeutic areas other than IS. These include in-depth evaluation of uses that are currently a part of Acthar’s extensive list of on-label indications. For example, the Company has observed some continued usage, as well as favorable insurance coverage, in the segment of MS patients—those who do not respond to, or those who cannot tolerate, IV corticosteroids, the first-line treatment of most neurologists for MS flares. Market research indicates that an estimated 10-14% of MS flare patients may be in this segment. Questcor is in the process of evaluating whether this could become an area for further Acthar promotion and revenue growth. The Company is also looking at other indications that could provide additional sales growth potential for Acthar.
Conference Call Details
The Company will host a conference call today, Wednesday, April 30, 2008 at 11:00 a.m. EST to discuss these results. To participate in the live call by telephone, please dial (800) 257-7087 from the U.S. or (303) 262-2140 from outside the U.S. Please use conference ID number 11113031#. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S.  The password required to access the replay is 11113031#. An archived webcast will also be available at www.questcor.com.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®, and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to identify and implement a long term business strategy, the introduction of competitive products, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(tables to follow)

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$19,132	$3,701
Cost of sales (exclusive of amortization of purchased technology)	1,319	850

Gross profit	17,813	2,851
Gross margin	93%	77%
Operating costs and expenses:
Selling, general and administrative	5,066	5,550
Research and development	1,971	1,140
Depreciation and amortization	122	123

Total operating costs and expenses	7,159	6,813

Income (loss) from operations	10,654	(3,962)
Other income (expense):
Interest income	364	210
Other income (expense), net	11	(7)

Total other income	375	203

Income (loss) before income taxes	11,029	(3,759)
Income tax expense	4,488	–

Net income (loss)	6,541	(3,759)
Deemed dividend on Series A preferred stock	5,267	—

Net income (loss) applicable to common shareholders	$1,274	$(3,759)

Net income (loss) per share applicable to common shareholders:
Basic	$0.02	$(0.05)

Diluted	$0.02	$(0.05)

Shares used in computing net income (loss) per share applicable to common shareholders:
Basic	69,946	68,773

Diluted	74,103	68,773

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,370	$15,939
Short-term investments	21,662	14,273

Total cash, cash equivalents and short-term investments	32,032	30,212
Accounts receivable, net of allowance for doubtful accounts of $94 and $57 at March 31, 2008 and December 31, 2007, respectively	17,894	23,639
Inventories, net	2,348	2,365
Prepaid expenses and other current assets	1,522	778
Deferred tax assets	10,391	14,879

Total current assets	64,187	71,873
Property and equipment, net	480	522
Purchased technology, net	3,893	3,967
Goodwill	299	299
Deposits and other assets	748	744
Deferred tax assets	1,043	1,043

Total assets	$70,650	$78,448

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,748	$1,777
Accrued compensation	783	1,945
Sales-related reserves	10,007	8,176
Income taxes payable	27	1,330
Other accrued liabilities	1,176	1,492

Total current liabilities	14,741	14,720
Lease termination and deferred rent liabilities	1,724	1,869
Other non-current liabilities	5	7
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at December 31, 2007 (aggregate liquidation preference of $10,000 at December 31, 2007)	—	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 69,403,636 and 70,118,166 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	104,497	108,387
Accumulated deficit	(50,396)	(51,670)
Accumulated other comprehensive gain	79	54

Total shareholders’ equity	54,180	56,771

Total liabilities, preferred stock and shareholders’ equity	$70,650	$78,448

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$6,541	$(3,759)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation expense	1,933	496
Deferred income taxes	4,488	—
Amortization of investments	(209)	—
Depreciation and amortization	122	123
Changes in operating assets and liabilities:
Accounts receivable	5,745	(748)
Inventories	17	344
Prepaid expenses and other current assets	(744)	(197)
Accounts payable	971	(139)
Accrued compensation	(1,162)	(198)
Sales-related reserves	1,831	615
Income taxes payable	(1,303)	—
Other accrued liabilities	(316)	(20)
Other non-current liabilities	(147)	(190)

Net cash flows provided by (used in) operating activities	17,767	(3,673)

INVESTING ACTIVITIES
Purchase of property and equipment	(6)	(59)
Acquisition of purchased technology	—	(300)
Purchase of short-term investments	(13,341)	(8,670)
Proceeds from the sale and maturities of short-term investments	6,186	2,500
Changes in deposits and other assets	(4)	(5)

Net cash flows used in investing activities	(7,165)	(6,534)

FINANCING ACTIVITIES
Issuance of common stock, net	378	284
Repurchase of Series A preferred stock	(10,348)	—
Repurchase of common stock	(6,201)	—

Net cash flows provided by (used in) financing activities	(16,171)	284

Decrease in cash and cash equivalents	(5,569)	(9,923)
Cash and cash equivalents at beginning of period	15,939	15,937

Cash and cash equivalents at end of period	$10,370	$6,014

CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
415-896-6820
Matthew Selinger
415-896-6817